Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Wheels Up Experience Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock, $0.0001 par value per share	Other	24,150,000 (1)	$0.35 (2)	$8,452,500.00	.00011020	$931.47	--	--	--	--
Fees Previously Paid	--	--	--	--	--	--	--	--	--	--	--	--
Carry Forward Securities
Carry Forward Securities	--	--	--	--	--	--	--	--	--	--	--	--
	Total Offering Amounts							$931.47
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$931.47

(1)	The shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of the Registrant registered hereby represent an increase to the number of shares of Common Stock issuable under the Amended and Restated Wheels Up Experience Inc. 2021 Long-Term Incentive Plan that was approved by the Registrant’s stockholders on May 31, 2023. In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, reverse stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of $0.35 the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on May 24, 2023.